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                                                                      EXHIBIT 11

                       Computation of Earnings Per Share

                                   UNAUDITED

                                                        Nine Months Ended
                                                             June 30,
                                                        2000        1999
                                                    -----------  -----------

Shares Outstanding Beginning of Period                4,090,361    6,924,500

Shares Issued During Period:
                                                                      60,000
          October 1, 1998                                            (32,305)
          October 15, 1998                                            20,000
          December 15, 1998                                          (66,667)
          February 23, 1999                                       (2,839,689)
          June 14, 1999                                               24,522
          June 28, 1999                                 140,000
                                                    -----------  -----------
          March 6, 2000
Total Outstanding                                     4,230,361    4,090,361

Weighted average number of shares outstanding         4,149,631    6,738,929

Shares deemed outstanding from assumed
exercise of stock options                                     -            -
                                                    -----------  -----------

Total                                                 4,149,631    6,738,929
                                                    ===========  ===========

Earnings (loss) applicable to common shares         $(2,201,971) $(2,778,755)
                                                    ===========  ===========

Earnings (loss) per share of common stock           $    (0.531) $    (0.412)
                                                    ===========  ===========